Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Media Relations Contact	Carol Schumacher 479-277-1498 Mike Beckstead 479-277-9558
John Simley 800-331-0085
Pre-recorded Conference Call
800-778-6902 (U.S. and Canada) 585-219-6420 (All other countries)

Walmart Third Quarter Earnings Per Share Exceeds Guidance and First Call Consensus

•	Q3 EPS of $0.84 Exceeds First Call Consensus of $0.81
•	Income from Continuing Operations Increases 7 Percent
•	Raises Range of Full-Year EPS Guidance to $3.57 to $3.61

BENTONVILLE, Ark., Nov. 12, 2009 – Wal-Mart Stores, Inc. (NYSE: WMT) today reported diluted earnings per share from continuing operations for the third quarter of fiscal year 2010 of $0.84, exceeding the company’s guidance of $0.78 to $0.82. Walmart earned $0.77 per share from continuing operations in the third quarter last year.

Net sales for the third quarter were $98.667 billion, an increase of 1.1 percent from $97.619 billion in the third quarter last year. On a constant currency basis (which assumes currency exchange rates remained the same as the prior year), net sales for the third quarter would have been $2.617 billion higher, increasing 3.8 percent to approximately $101.284 billion. Income from continuing operations increased to $3.246 billion from $3.033 billion in the same period last year, on a reported basis.

“Walmart’s record third-quarter earnings of 84 cents per share exceeded our guidance and were well above First Call consensus,” said Mike Duke, Walmart president and chief executive officer. “Increased productivity and improved inventory management led to a better customer experience and contributed to our strong financial performance.

“The sales environment continued to be difficult this quarter, but customer traffic is up throughout the company. We gained market share, especially in the United States, the United Kingdom and Mexico, as customers around the globe continued to count on Walmart for quality and low prices,” Duke said. “During the recession of the last two years, we delivered year-over-year sales and EPS growth on a constant currency basis.

“We are encouraged by both our traffic and market share gains across the company,” he added. “Few companies have the momentum or opportunity that Walmart has around the world.”

The company continues to generate strong free cash flow – nearly $3.6 billion through the first three quarters of fiscal year 2010. A reconciliation of free cash flow (a non-GAAP measure) to net cash provided by operating activities is included at the end of this release.

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
			Percent			Percent
	2009	2008	Change	2009	2008	Change
Net Sales:
Walmart U.S.	$61.807	$61.075	1.2%	$187.260	$184.055	1.7%
International	25.307	24.905	1.6%	70.535	74.089	-4.8%
Sam’s Club	11.553	11.639	-0.7%	34.425	35.063	-1.8%

Total Company	$98.667	$97.619	1.1%	$292.220	$293.207	-0.3%

Reported International sales for the three months ended Oct. 31, 2009 were reduced by $2.617 billion as a result of the effect of currency exchange rates. On a constant currency basis, International sales increased 12.1 percent to $27.924 billion in the third quarter, compared to the same quarter last year.

Segment Operating Income

Segment operating income was as follows (dollars in billions):

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
	2009	2008	Percent Change	2009	2008	Percent Change
Segment Operating Income:
Walmart U.S.	$4.525	$4.232	6.9%	$13.890	$13.219	5.1%
International	1.119	1.182	-5.3%	3.142	3.450	-8.9%
Sam’s Club	0.395	0.374	5.6%	1.207	1.208	-0.1%

Reported International operating income for the three months ended Oct. 31, 2009 was reduced by $172 million because of the effect of currency exchange rates. On a constant currency basis, International operating income increased 9.2 percent to $1.291 billion in the third quarter, compared to the prior year’s third quarter.

Comparable Store Sales

The company reports U.S. comparable store sales in this earnings release based on its 13-week retail calendar periods ended Oct. 30, 2009 and Oct. 31, 2008, as follows:

	Without Fuel		With Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/30/09	10/31/08	10/30/09	10/31/08	10/30/09	10/31/08
Walmart U.S.	-0.5%	2.2%	-0.5%	2.2%	0.0%	0.0%
Sam’s Club	0.1%	4.1%	-1.9%	6.3%	-2.0%	2.2%

Total U.S.	-0.4%	2.5%	-0.8%	2.9%	-0.4%	0.4%

	Without Fuel		With Fuel		Fuel Impact
	39 Weeks Ended		39 Weeks Ended		39 Weeks Ended
	10/30/09	10/31/08	10/30/09	10/31/08	10/30/09	10/31/08
Walmart U.S.	0.5%	2.9%	0.5%	2.9%	0.0%	0.0%
Sam’s Club	1.6%	3.7%	-2.3%	6.5%	-3.9%	2.8%

Total U.S.	0.6%	3.0%	0.0%	3.4%	-0.6%	0.4%

Data in the condensed consolidated financial statements included in this news release are based on the calendar quarters ended Oct. 31, 2009 and 2008.

Operating Segments Review

During the third quarter, Walmart U.S. delivered very strong operating performance, fueled by productivity initiatives and efficient inventory management. Operating income increased 6.9 percent on a sales increase of 1.2 percent. Comparable store sales were below expectations, but continued increases in customer traffic and market share gains, especially in grocery and health and wellness, underscore the strength of the underlying business.

Walmart U.S. expects comparable store sales during the 13-week period from Sat., Oct. 31, 2009 through Fri., Jan. 29, 2010 to be flat, plus or minus one percent – as compared to the 2.4 percent comp for the same period last year. The company will report this comparable store sales result when it reports fourth quarter earnings on Feb. 18, 2010.

During the third quarter, Sam’s Club upgraded and added memberships, driven by its eValues program. Gross margin increased from improved margin mix. Sam’s also improved operating profits and expense management. Comparable club sales were within its guidance, due to strong performance in food, consumables and health and beauty aids.

Sam’s Club expects comparable club sales during the fourth-quarter 13-week period to be approximately flat, plus or minus one percent, and also will report its comparable club sales result on Feb. 18, 2010.

International remains Walmart’s fastest-growing segment, with strong sales performances in the United Kingdom, Mexico and Brazil. Including the Chilean acquisition, sales increased 12.1 percent and operating income increased 9.2 percent, both on a constant currency basis. Price leadership and strong underlying operating performance continue to drive market share gains in every major market.

Earnings Guidance

“We continue to operate in a very challenging economy and remain dedicated to provide the lowest prices to our customers around the world,” said Tom Schoewe, Walmart executive vice president and chief financial officer. “We believe Walmart is positioned better than any other retailer to succeed with customers this holiday season.

“Based on our view of the business, we expect diluted earnings per share from continuing operations for the fourth quarter of fiscal year 2010 to be between $1.08 and $1.12,” Schoewe said. “As a result, we are raising the range of our guidance for diluted earnings per share from continuing operations for the full fiscal year to $3.57 to $3.61, from $3.50 to $3.60.”

Notes

After adoption of a new accounting standard, Walmart has made modifications to its financial statement presentation for minority interests (now referred to as “noncontrolling interests”) in its majority-owned subsidiaries. These changes are reflected in Walmart’s third quarter condensed consolidated financial statements included in this release. As a result, all references to income from continuing operations or earnings per share from continuing operations in this release refer to income from continuing operations attributable to Walmart, or diluted income per share from continuing operations attributable to Walmart, respectively.

In addition to these changes, beginning Feb. 1, 2009, the company changed the classification of certain revenue and expense items within the financial statements. These changes are reflected in the third quarter condensed consolidated statements of income for all periods presented and did not have an impact on the company’s consolidated operating or net income.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 800-778-6902, or 585-219-6420 outside the U.S. and Canada. Information included in this release, including reconciliations, and the pre-recorded phone call is available in the investor information area on the company’s Web site at www.walmartstores.com/investors.

Wal-Mart Stores, Inc. (NYSE: WMT) serves customers and members more than 200 million times per week at more than 8,000 retail units under 53 different banners in 15 countries. With fiscal year 2009 sales of $401 billion, Walmart employs more than 2.1 million associates worldwide. A leader in sustainability, corporate philanthropy and employment opportunity, Walmart ranked first among retailers in Fortune Magazine’s 2009 Most Admired Companies survey. Additional information about Walmart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

This release contains statements as to Walmart management’s forecasts of the company’s earnings per share for the fiscal quarter and fiscal year to end January 31, 2010 and the comparable store sales of each of the Walmart U.S. and Sam’s Club segments of the company for the 13-week period from October 31, 2009 through January 29, 2010, and management’s expectation regarding Walmart’s position to succeed with customers during the holiday season that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. These statements can be identified by the use of the word or phrase “expect,” “expects,” “guidance” and “believe,” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including general economic conditions, the cost of goods, competitive pressures, geopolitical events and conditions, levels of unemployment, levels of consumer disposable income, changes in laws and regulations, consumer credit availability, inflation, deflation, consumer spending patterns and debt levels, currency exchange rate fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, financial and capital market conditions, developments in litigation to which the company is a party, weather conditions, damage to the company’s facilities from natural disasters, regulatory matters and other risks. The company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the company undertakes no obligation to update them to reflect subsequent events or circumstances.

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Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
(Amounts in millions except per share data)	2009	2008	2009	2008
Revenues:
Net sales	$98,667	$97,619	$292,220	$293,207
Membership and other income	744	726	2,343	2,420

	99,411	98,345	294,563	295,627

Costs and expenses:
Cost of sales	73,805	73,621	219,346	222,111
Operating, selling, general and administrative expenses	20,013	19,432	58,525	57,095

Operating income	5,593	5,292	16,692	16,421

Interest:
Debt	442	464	1,337	1,402
Capital leases	68	73	206	222
Interest income	(35)	(81)	(128)	(216)

Interest, net	475	456	1,415	1,408

Income from continuing operations before income taxes	5,118	4,836	15,277	15,013

Provision for income taxes	1,758	1,690	5,214	5,186

Income from continuing operations	3,360	3,146	10,063	9,827
(Loss) income from discontinued operations, net of tax	(7)	105	(22)	146

Consolidated net income	3,353	3,251	10,041	9,973
Less consolidated net income attributable to noncontrolling interest	(114)	(113)	(338)	(365)

Consolidated net income attributable to Walmart	$3,239	$3,138	$9,703	$9,608

Income from continuing operations attributable to Walmart:
Income from continuing operations	$3,360	$3,146	$10,063	$9,827
Less consolidated net income attributable to noncontrolling interest	(114)	(113)	(338)	(365)

Income from continuing operations attributable to Walmart	$3,246	$3,033	$9,725	$9,462

Basic net income per common share:
Basic income per share from continuing operations attributable to Walmart	$0.84	$0.77	$2.50	$2.40
Basic income per share from discontinued operations attributable to Walmart	—	0.03	—	0.04

Basic net income per share attributable to Walmart	$0.84	$0.80	$2.50	$2.44

Diluted net income per common share:
Diluted income per share from continuing operations attributable to Walmart	$0.84	$0.77	$2.50	$2.39
Diluted income (loss) per share from discontinued operations attributable to Walmart	—	0.03	(0.01)	0.04

Diluted net income per share attributable to Walmart	$0.84	$0.80	$2.49	$2.43

Weighted-average number of common shares:
Basic	3,851	3,931	3,887	3,944
Diluted	3,861	3,944	3,897	3,956

Dividends declared per common share	$—	$—	$1.09	$0.95

Wal-Mart Stores, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

SUBJECT TO RECLASSIFICATION

	October 31,		January 31,
(Amounts in millions)	2009	2008	2009
ASSETS
Current assets:
Cash and cash equivalents	$6,003	$5,920	$7,275
Receivables	3,776	3,250	3,905
Inventories	38,775	40,416	34,511
Prepaid expenses and other	3,249	3,245	3,063
Current assets of discontinued operations	145	262	195

Total current assets	51,948	53,093	48,949

Property and equipment, at cost:
Property and equipment, at cost	135,152	125,173	125,820
Less accumulated depreciation	(36,716)	(31,467)	(32,964)

Property and equipment, net	98,436	93,706	92,856

Property under capital lease:
Property under capital lease	5,618	5,420	5,341
Less accumulated amortization	(2,833)	(2,581)	(2,544)

Property under capital lease, net	2,785	2,839	2,797

Goodwill	16,162	15,416	15,260
Other assets and deferred charges	3,603	2,789	3,567

Total assets	$172,934	$167,843	$163,429

LIABILITIES AND EQUITY
Current liabilities:
Commercial paper and other short-term borrowings	$5,239	$7,932	$1,506
Accounts payable	30,920	30,782	28,849
Dividends payable	1,021	993	—
Accrued liabilities	16,638	15,343	18,112
Accrued income taxes	810	355	677
Long-term debt due within one year	4,169	4,753	5,848
Obligations under capital leases due within one year	344	314	315
Current liabilities of discontinued operations	38	152	83

Total current liabilities	59,179	60,624	55,390

Long-term debt	34,394	30,803	31,349
Long-term obligations under capital leases	3,207	3,268	3,200
Deferred income taxes and other	6,202	5,575	6,014
Redeemable noncontrolling interest	310	—	397

Commitments and contingencies

Equity:
Common stock and capital in excess of par value	4,134	4,219	4,313
Retained earnings	64,105	59,809	63,660
Accumulated other comprehensive (loss) income	(551)	1,511	(2,688)

Total Walmart shareholders’ equity	67,688	65,539	65,285

Noncontrolling interest	1,954	2,034	1,794

Total equity	69,642	67,573	67,079

Total liabilities and equity	$172,934	$167,843	$163,429

Wal-Mart Stores, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended
	October 31,
(Amounts in millions)	2009	2008
Cash flows from operating activities:
Consolidated net income	$10,041	$9,973
Loss (income) from discontinued operations, net of tax	22	(146)

Income from continuing operations	10,063	9,827
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	5,255	5,054
Other	225	637
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	540	394
Increase in inventories	(3,415)	(5,655)
Increase in accounts payable	1,028	914
Decrease in accrued liabilities	(1,256)	(745)

Net cash provided by operating activities	12,440	10,426

Cash flows from investing activities:
Payments for property and equipment	(8,885)	(8,174)
Proceeds from disposal of property and equipment	265	779
Proceeds from disposal of certain international operations, net	—	838
Investment in international operations, net of cash acquired	—	(74)
Other investing activities	(41)	(166)

Net cash used in investing activities	(8,661)	(6,797)

Cash flows from financing activities:
Increase in commercial paper and other short-term borrowings, net	3,475	2,949
Proceeds from issuance of long-term debt	5,465	5,568
Payment of long-term debt	(4,799)	(5,064)
Dividends paid	(3,179)	(2,814)
Purchase of Company stock	(5,105)	(3,521)
Purchase of redeemable noncontrolling interest	(456)	—
Other financing activities	(327)	(165)

Net cash used in financing activities	(4,926)	(3,047)

Effect of exchange rates on cash	(125)	(231)

Net (decrease) increase in cash and cash equivalents	(1,272)	351
Cash and cash equivalents at beginning of year (1)	7,275	5,569

Cash and cash equivalents at end of period	$6,003	$5,920

(1)	Includes cash and cash equivalents of discontinued operations of $77 million at January 31, 2008.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We generated positive free cash flow of $3.6 billion and $2.3 billion for the nine months ended October 31, 2009 and 2008, respectively. The increase in our free cash flow is primarily the result of improved inventory management.

Free cash flow is considered a non-GAAP financial measure under the SEC’s rules. Management believes, however, that free cash flow is an important financial measure for use in evaluating the company’s financial performance, which measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, income from continuing operations as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.

Additionally, our definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statement of cash flows.

Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate free cash flow may differ from the methods other companies use to calculate their free cash flow. We urge you to understand the methods used by another company to calculate its free cash flow before comparing our free cash flow to that of such other company.

The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, a GAAP measure, which we believe to be the GAAP financial measure most directly comparable to free cash flow, for the nine months ended October 31, 2009 and 2008, as well as information regarding net cash used in investing activities and net cash used in financing activities in those periods.

	Nine Months Ended
(Amounts in millions)	October 31, 2009	October 31, 2008
Net cash provided by operating activities	$12,440	$10,426
Payments for property and equipment	(8,885)	(8,174)

Free cash flow	$3,555	$2,252

Net cash used in investing activities	$(8,661)	$(6,797)

Net cash used in financing activities	$(4,926)	$(3,047)